Exhibit 10.1

May 10, 2007

Dr. Ron Cohen

15 Skyline Drive

Hawthorne, NY 10532

Re:   Amendment to August 11, 2002, Employment Agreement

Dear Ron:

This letter serves as an amendment to your letter agreement, dated August 11, 2002, and amended September 26, 2005, with Acorda Therapeutics, Inc. (the “Agreement”), in accordance with paragraph 9(b) of the Agreement. Specifically, the Agreement is amended as follows, effective May 10, 2007:

1.     Vacation.   Paragraph 4(b) is amended to provide for paid vacation in accordance with the Company’s vacation policy for senior managers (as that policy may be amended from time to time).

2.     Equity Compensation.   Paragraph 5 is amended to provide that you will be eligible to receive annual Options, SARs, and/or Stock Awards under the Acorda Therapeutics, Inc. 2006 Employee Incentive Plan, as amended (in addition to the Acorda Therapeutics, Inc. 1999 Employee Stock Option Plan).

3.     Exercise of Options after Death or Disability.   Paragraph 6(b)(iii) is amended to read in its entirety:

(iii)  65% of all unvested Options, SARs, and other Stock Awards shall become immediately vested, and all vested Options and SARs shall remain exercisable by you or your estate, as the case may be, for 48 months following the termination date, provided, however, that no Option or SAR will be exercisable after the earlier of the latest date upon which the Option or SAR could have expired by its original terms under any circumstances (as determined under section 409A of the Internal Revenue Code (the “Code”)) or the 10th anniversary of the original date of grant.

4.     Termination Without Cause or With Good Reason.   To comply with Section 409A of the Internal Revenue Code, paragraph 6(c)(iv) of the Agreement is amended to read in its entirety as follows:

(iv)  All Options, SARs, and other Stock Awards granted to you hereunder or under any other agreement shall become immediately and fully vested as of the termination date, and all vested Options and SARs shall remain exercisable for 48 months following such date, provided, however, that no Option or SAR will be exercisable after the earlier of the latest date upon which the Option or SAR could have expired by its original terms under any circumstances (as determined under section 409A of the Code or the 10th anniversary of the original date of grant.

5.     Termination With Cause or Without Good Reason.   To comply with Section 409A of the Internal Revenue Code, paragraph 6(d) is amended to read in its entirety as follows:

(d)   Termination of Your Employment by the Company With Cause or by You Without Good Reason.   The Company may terminate your employment with Cause or you may resign without Good Reason at any time. In such case, you shall be paid all amounts due for services rendered under this Agreement up until the termination date, and payment shall be made at the time of the Company’s standard payroll for the pay period that includes the date of termination of your employment. Thereafter, no further payments shall be made to you under this Agreement. All stock options granted to you hereunder or under any other agreement that are fully vested as of the date of your termination shall remain exercisable for ninety (90) days from the termination date. If you dispute the grounds for your termination, your vested options will remain exercisable until ninety (90) days after the date the dispute is resolved. All unvested options shall be forfeited. Notwithstanding the foregoing, no stock option will be exercisable after the earlier of the latest date upon which the stock option could have expired by its original terms under any circumstances (as determined under section 409A of the Code) or the 10th anniversary of the original date of grant.

6.     Good Reason.   Paragraph 6(f) is amended to read in its entirety as follows:

(f)    Good Reason.   As used herein, “Good Reason” means:

(i)    a material diminution in the your base salary;

(ii)   a material diminution in your authority, duties, or responsibilities;

(iii)  a requirement that you report to a corporate officer or employee of the Company instead of reporting directly to the Board of Directors of the Company;

(iv)  a material diminution in the budget over which you retain authority;

(v)    a material change in the geographic location at which you must perform the services; and

(vi)  any other action or inaction that constitutes a material breach by the Company of this Agreement.

Termination for Good Reason may occur only if (A) you give the Board of Directors of the Company notice within 90 days of the initial existence of the condition on which Good Reason is based, (B) the Company does not cure the condition within 30 days of receiving such notice, and (C) you terminate within two years following the initial existence of the condition.

7.     Change in Control.   The following two sentences are added to the end of paragraph 7(a):

Notwithstanding the previous sentence, in the event of a “reorganization event” (as defined in the Acorda Therapeutics, Inc. 2006 Employee Incentive Plan (the “2006 Plan”), each of your then outstanding “awards” (as defined under the 2006 Plan) that were issued under the 2006 Plan, excluding grants of restricted stock as to which you elected at the time of grant not to have such acceleration applied, shall, immediately prior to such reorganization event, become exercisable in full (or free from restrictions, if applicable). The preceding sentence shall apply regardless of whether a Change in Control occurs before, after, or in connection with such “reorganization event,” and regardless of whether any other provision of this Agreement would provide or has provided only partial vesting of an award.

8.     Termination After a Change in Control.   Section 7(b)(iv) is amended to read in its entirety as follows:

(iv)  To the extent that the last two sentences of Section 7(a) do not apply and/or your Options, SARs, and other Stock Awards have not fully vested under Section 7(a) or otherwise at the time of the termination of your employment, 65% of all outstanding Options, SARs, and other Stock Awards shall vest as of the termination date and all vested Options and SARs shall remain exercisable for 48 months following such date, provided, however, that no Option or SAR will be exercisable after the earlier of the latest date upon which the Option or SAR could have expired by its original terms under any circumstances (as determined under section 409A of the Code) or the 10th anniversary of the original date of grant.

9.     Termination After a Change in Control.   To comply with Section 409A of the Internal Revenue Code, a new paragraph 7(b)(v) is added to the Agreement to read in its entirety as follows:

(v)   Notwithstanding the foregoing:  (A) payment of base salary pursuant to subsection (i) above shall be paid at the time of the Company’s standard payroll, except that any payment that otherwise would be made in the first six months following your termination of employment shall be made in the seventh month following your termination of employment; (B) the bonus described in subsection (ii) above shall be paid in the seventh month following your termination; (C) notwithstanding paragraph (iv), no stock option or stock appreciation right will be exercisable after the earlier of the latest date upon which the award could have expired by its original terms under any circumstances (as determined under section 409A of the Code) or the 10th anniversary of the original date of grant.

10.   Compliance with Section 409A.   To comply with Section 409A of the Internal Revenue Code, a new paragraph 9(i) is added to the Agreement to read in its entirety as follows:

(i)    Compliance with Section 409A.   Any payment under this Agreement that is subject to Section 409A and is contingent upon termination of your employment shall be payable only if such termination qualifies as a “separation from service” within the meaning of Section 409A, and regulations promulgated thereunder. However, it is your obligation to pay all required taxes (including any additional taxes under Section 409A) on any payments provided under this Agreement.

Except as provided in this letter, the Agreement remains in full force and effect. If this amendment is acceptable, please sign and date the copy of this letter provided herewith and return it to me at your earliest convenience.

Sincerely,
Acorda Therapeutics, Inc.
By:
David Lawrence
Chief Financial Officer
Agreed to and Accepted:
By:
Dr. Ron Cohen
DATE:

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